            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 21, 2006 with respect to the consolidated financial statements of John Hancock Life Insurance Company (U.S.A.) (formerly, Manufacturers Life Insurance Company (U.S.A.)) and our report dated April 1, 2006 with respect to the financial statements of John Hancock Life Insurance Company (U.S.A.) Separate Account H (formerly, Manufacturers Life Insurance Company (U.S.A.) Separate Account H), which are contained in the Statement of Additional Information in Post-Effective Amendment No. 14 in the Registration Statement (Form N-4 No. 333-70728 & 333-70730) and related Prospectus of John Hancock Life Insurance Company (U.S.A.) Separate Account H (formerly, Manufacturers Life Insurance Company (U.S.A.) Separate Account H).

                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
April 25, 2006